February 14, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC20549

Re:	Weikang Bio-Technology Group Co., Inc.
Form S-1 Registration Statement

Ladies and Gentlemen:

We are counsel to Weikang Bio-Technology Group Co., Inc. We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Weikang Bio-Technology Group Co., Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of 2,083,325 shares of common stock, 520,831 shares of common stock issuable upon exercise of Series C Warrants, 520,831 shares of common stock issuable upon exercise of Series D Warrants and 168,232 shares of common stock issuable upon exercise of warrants issued to the placement agents,will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP

61 Broadway   New York, New York 10006   212-930-9700   212-930-9725 Fax
www.srff.com